FOR IMMEDIATE RELEASE	News
July 29, 2013	Nasdaq Capital Market - GTIM

Good Times Restaurants Inc. Announces Proposed Public Offering of Common Stock and Warrants

(GOLDEN, CO)  Good Times Restaurants Inc. (NASDAQ: GTIM) today announced that it will be offering units consisting of one share of common stock and a warrant to purchase one share of common stock in an underwritten public offering.  Maxim Group LLC will be acting as the sole bookrunner and JP Turner & Co LLC will be acting as co-manager for the offering.  Good Times intends to use the net proceeds from the offering for new restaurant development associated with the Company’s previously announced Bad Daddy’s transaction, restaurant remodeling, franchisor entity capitalization and general working capital.

The shares described above will be offered by Good Times Restaurants Inc. pursuant to a registration statement filed with the Securities and Exchange Commission.  A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Maxim Group LLC 405 Lexington Avenue, New York, NY 10174, (800) 724-0761.

About Good Times Restaurants Inc.

Good Times Restaurants Inc. (GTIM) is a regional chain of quick service restaurants located primarily in Colorado providing a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises 39 restaurants.

Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy, family friendly atmosphere. Bad Daddy’s has received both local and national accolades for the quality and originality of its food and was most recently named a top 25 burger in the U.S. by USA Today.  There are four restaurants open and a fifth in the Charlotte airport operated by HMS Host with three additional restaurants in development.

Good Times Forward Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause Good Times’ actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC. Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Source: Good Times Restaurants Inc.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.Boyd E. Hoback, President and CEO, 303/384-1411

Christi Pennington, Executive Assistant, 303/384-1440

Booke & Co. (admin@bookeandco.com)